Exhibit 99.1

Emclaire Financial Corp. Announces Second Quarter and Year to Date 2008 Earnings

EMLENTON, Pa.--(BUSINESS WIRE)--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $541,000 or $0.43 per share for the three months ended June 30, 2008. Net income for the quarterly period decreased $166,000 or 23.5%, as compared to net income of $707,000 or $0.56 per share for the quarter ended June 30, 2007. The Corporation’s annualized return on average assets and equity were 0.67% and 8.70%, respectively.

Net income for the six-month period ended June 30, 2008 was $1.1 million or $0.87 per share. Net income for the year to date period decreased $158,000 or 12.6%, as compared to net income of $1.3 million or $0.99 per share for the same period in the prior year. The Corporation’s annualized return on average assets and equity were 0.70% and 8.87%, respectively, for the current year to date period, as compared to 0.85% and 10.57%, respectively, for the same period in the prior year.

The decrease in net income for the quarter and year to date periods ended June 30, 2008, compared to the same periods in 2007, was primarily due to a decrease in net gains on securities available for sale. The Corporation realized security losses of $275,000 in the second quarter of 2008. Management determined that two marketable equity securities were impaired. The impairment of these financial industry securities were considered to be other than temporary due to recent developments in the financial conditions and near-term prospects of the issuers, a downturn of economic conditions of the industry and deteriorating book values of the securities. At June 30, 2008, these securities were written down to their current fair value. In addition, during the three and six month periods ended June 30, 2007, the Corporation realized $58,000 and $166,000, respectively, in gains from the sale of a community bank stock investment as a result of that bank’s merger with a larger financial institution. Management does not consider security gain and loss activity as core income when evaluating operating results.

Excluding consideration of security gain and loss activity and the related tax and incentive compensation impact, core net income increased $24,000 or 3.9% to $639,000 or $0.50 per share for the three months ended June 30, 2008, compared to $615,000 or $0.48 per share for the same period in 2007. This core net income resulted in annualized return on average equity of 10.27% for the three months ended June 30, 2008.

Core net income for the six-month period ended June 30, 2008 increased $79,000 or 7.1% to $1.2 million or $0.94 per share, compared to $1.1 million or $0.88 per share for the same period in 2007. Also contributing to the decrease in net income for the quarter and year to date periods ended June 30, 2008, compared to the same periods in 2007, were increases in compensation and benefits expense, premises and equipment expense and the provision for loan losses. Partially offsetting the decrease in net income were increases in net interest income and decreases in other noninterest expense and the provision for income taxes. The increase in compensation and benefits expense was primarily due to normal salary and wage increases and the addition of staff to operate the new Grove City, Pennsylvania office which opened in April 2008.

The increase in premises and equipment expense was also primarily related to the addition of the Grove City office. The increases in the provision for loan losses and net interest income were results of growth in the loan portfolio, particularly with respect to commercial loans. The decrease in other noninterest expense was primarily due to a decrease in professional fees as 2007 included increased costs for compliance and operations.

During the six-month period ended June 30, 2008, total assets increased $23.0 million to $334.7 million at June 30, 2008, from $311.7 million at December 31, 2007. Securities and loans receivable increased $10.0 million and $12.0 million, respectively, between year-end 2007 and June 30, 2008, funded by increases in customer deposits and borrowed funds of $14.8 million and $8.3 million, respectively. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity of $25.0 million or 7.5% of total assets. At June 30, 2008, book value per share amounted to $19.72.

Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating twelve full service offices in Venango, Butler, Clarion, Clearfield, Elk, Jefferson and Mercer counties, Pennsylvania. The Corporation’s common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol “EMCF”. For more information, visit the Corporation’s website at “www.emclairefinancial.com”.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

	Three month period		Six month period
	ended June 30,		ended June 30,
	2008	2007	2008	2007

Interest income	$ 4,563	$ 4,416	$ 9,084	$ 8,728
Interest expense	1,999	1,918	3,977	3,921
Net interest income	2,564	2,498	5,107	4,807
Provision for loan losses	85	30	145	75
Noninterest income	496	772	1,157	1,503
Noninterest expense	2,293	2,336	4,708	4,646
Net income before provision for income taxes
	682	904	1,411	1,589
Provision for income taxes	141	197	311	331
Net income	$ 541	$ 707	$ 1,100	$ 1,258

Net income per share	$0.43	$0.56	$0.87	$0.99
Dividends per share	$0.32	$0.29	$0.64	$0.58

Return on average assets (1)	0.67%	0.95%	0.70%	0.85%
Return on average equity (1)	8.70%	11.77%	8.87%	10.57%
Yield on average interest-earning assets	6.15%	6.54%	6.32%	6.49%
Cost of average interest-bearing liabilities	3.23%	3.41%	3.31%	3.47%
Net interest margin	3.51%	3.77%	3.61%	3.64%
(1) Returns are annualized for the three and six month periods ended June 30, 2008 and 2007.

CONSOLIDATED FINANCIAL CONDITION DATA:

		As of		As of
		6/30/2008		12/31/2007

Total assets		$ 334,730		$ 311,720
Cash and equivalents		11,117		10,483
Securities		61,942		51,919
Loans		241,855		229,819
Deposits		259,033		244,262
Borrowed funds		48,651		40,400
Stockholders' equity		25,005		24,703

Book value per share		$19.72		$19.48

Net loans to deposits		93.37%		94.09%
Allowance for loan losses to total loans		0.94%		0.93%
Earning assets to total assets		92.64%		93.13%
Stockholders' equity to total assets		7.47%		7.92%
Shares of common stock outstanding		1,267,835		1,267,835

CONTACT:
Emclaire Financial Corp.
David L. Cox, 724-867-2311
Chairman of the Board, President and
Chief Executive Officer
or
William C. Marsh, 724-867-2311
Chief Financial Officer and Treasurer